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                                                                    Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-41415 on Form S-3 and Registration Statement Nos. 333-51193, 33-60093, 33-60091, 33-59091, 33-58148 and 33-58146 on Form S-8 of The Warnaco Group, Inc.
of our report dated March 29, 2001 (April 13, 2001 as to Notes 1D and 13) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to a change in the Company's method of accounting for its retail outlet store inventories and the Company's ability to continue as a going concern), appearing in this Annual Report on Form 10-K of The Warnaco Group, Inc. for the year ended December 30, 2000.



DELOITTE & TOUCHE LLP

New York, New York
April 16, 2001